Exhibit 99

Dear Fellow Shareholder,

The first quarter of 2006 was on track and the Company performed as anticipated. Our continuing focus on broadband growth and on-net profitable CLEC customers has resulted in favorable results. We experienced considerable growth, particularly in the number of DSL subscribers. These gains offset the expected line losses in our RLEC. We have concentrated on cutting costs and narrowing the focus of our Systems Integration line of business to emphasize the value offered by Managed Services and Professional Services to our business customers.

For the first quarter of 2006, the Company reported total operating revenue of $42.6 million, as compared to $42.8 million in the first quarter of 2005. Net income for the first quarter was $1.6 million, or $0.11 per share, as compared to $2.9 million, or $0.20 per share, for the same period last year. Included in the 2005 results was a gain on investment of $2.1 million ($1.4 million, or $0.10 per common share, after tax) from the sale of our ownership interest in PenTeleData. Net income before this item was $1.5 million, or $0.10 per share, for the first quarter of 2005.

Changes in line and subscriber counts:

As of March 31	2006	2005	Change
RLEC Lines	133,387	138,494	(3.7%)
CLEC Lines	41,818	39,514	5.8%
DSL Subscribers	22,489	13,142	71.1%
Dialup Internet Subscribers	7,163	10,716	(33.2%)
Video Subscribers	6,760	5,877	15.0%
Web-hosting Customers	959	929	3.2%

We are pleased with the strides the Company is making. There is positive momentum building and we have made steady improvement in keeping expenses down, while proceeding with our plan. Overall, we've shown good progress, year over year, as we continue our focus on broadband growth, on-net CLEC customers, and Managed & Professional Services.



James W. Morozzi

Dear Fellow Shareholder,

As announced last month, at the reorganization meeting of our Board of Directors, following the annual meeting on May 25, 2006, I have stepped aside as Chairman of the Board in order to spend more time with my family and to pursue other charitable and community interests. I will retain a seat on our Board serving as Vice Chairman, chairman of the Strategic Planning Review Committee and a member of the Executive Committee.

D. Mark Thomas, Esq., previous Vice Chairman and a member of the Board of Directors since 1997, was elected Chairman of the Board. He is well prepared to take the lead in representing the shareholders of the Corporation. We welcome his knowledge of our industry as he takes on the Chairman's role.

We are also pleased to welcome John C. Long, CPA to our Board roster. The Board of Directors elected Mr. Long at our February 27, 2006 meeting. On May 25, 2006 he was elected Chairman of D&E's Audit Committee. Mr. Long is the Vice President, Treasurer and Secretary of Reading, Pennsylvania-based Arrow International and an Executive Officer at Arrow.

An eight-year Board member, Robert A. Kinsley, chairman and chief executive officer of Kinsley Construction, has resigned from the Board to focus on his growing business and community interests. We appreciate Mr. Kinsley's many contributions to our Board and wish him well in his business and community endeavors.

It is with great sadness that we note the passing of Board member Thomas Bamford in February 2006. Mr. Bamford was a tremendous asset to our Board and contributed greatly to the betterment of our region through his generous sharing of talent and energy. His legacy will live on.

Finally, I would like to take this opportunity to thank you for your trust in my leadership as Chairman of the Board. As a Board member, I assure you that I will continue to be dedicated to helping with the success of D&E today and in the future. Thank you for your confidence in the leadership and management of our Corporation.



G. William Ruhl

Any forward-looking statements concerning the development of our business and its financial performance are based upon the current expectations of D&E's management. Such statements are not guarantees of future performance and involve uncertainties that could cause actual results to differ materially from our expectations. A description of factors and risks that could affect our performance is contained in D&E's annual report on Form 10-K, available in the Investor Relations section of our web site, www.decommunications.com.

D&E Communications

First Quarter Report 2006

Investor Information

D&E Communications, Inc. is listed on the NASDAQ National Market of the NASDAQ Stock Market under the symbol “DECC.” The Company serves as its own transfer agent. Inquiries concerning stock and related matters may be directed to W. Garth Sprecher, Senior Vice President and Corporate Secretary.

Telephone: (717) 738-8304

Email: gsprecher@decommunications.com

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Mitchell Securities Corp. of Oregon 121 SW Morrison Street, Suite 1480 Portland, OR 97204 (800) 224-2226 Morgan Stanley 46 E. King Street Lancaster, PA 17602 (800) 776-7567

Delivering Excellence

Brossman Business Complex 124 East Main Street • Ephrata, PA 17522 1-877-4DE-TODAY • www.decommunications.com Email: info@decommunications.com

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts) (unaudited)	Three Months Ended March. 31,
	2006	2005
Total operating revenues	$42,622	$42,839
Total operating expenses	37,854	38,222

Operating income	4,768	4,617
Total other income (expense)	(2,452)	(443)

Income before income taxes and dividends on utility preferred stock	2,316	4,174
Income taxes	669	1,270
Dividends on utility preferred stock	16	16

Total income taxes and dividends on utility preferred stock	685	1,286

Net income	$1,631	$2,888

Weighted average common shares outstanding (basic)	14,348	14,273
Weighted average common shares outstanding (diluted)	14,390	14,308
Basic and diluted earnings per common share
Net income per common share	$0.11	$0.20

Dividends per common share	$0.13	$0.13

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)	March 31, 2006	Dec. 31, 2005
ASSETS
Current assets	$39,514	$40,622
Property, plant and equipment	379,429	371,972
Less accumulated depreciation	199,168	192,259

	180,261	179,713

Other assets
Goodwill	145,347	145,448
Intangible assets, net of accumulated amortization	160,194	161,572
Other	9,290	8,317

	314,831	315,337

Total Assets	$534,606	$535,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$45,835	$44,730
Long-term debt	203,881	205,500
Other liabilities	98,370	99,650
Preferred stock of utility subsidiary	1,446	1,446
Shareholders’ equity
Common stock	2,556	2,554
Additional paid-in capital	161,292	160,924
Accumulated other comprehensive income (loss)	(5,080)	(5,598)
Retained earnings	44,923	45,083
Treasury stock at cost	(18,617)	(18,617)

	185,074	184,346

Total Liabilities and Shareholders’ Equity	$534,606	$535,672

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands) (unaudited)	Three Months Ended March. 31,
	2006	2005
Cash flows from operating activities of continuing operations	$7,181	$9,562
Net cash used in investing activities from continuing operations	(6,375)	(4,766)
Net cash used in financing activities from continuing operations	(3,952)	(7,095)

Decrease in cash and cash equivalents	(3,146)	(2,299)
Cash and cash equivalents
Beginning of period	10,325	8,517

End of period	$7,179	$6,218

Officers

James W. Morozzi

President & Chief Executive Officer

Albert H. Kramer

Senior Vice President, Operations

Thomas E. Morell

Senior Vice President, Chief Financial Officer & Treasurer

W. Garth Sprecher

Senior Vice President & Corporate Secretary

Board of Directors

D. Mark Thomas, Chairman G. William Ruhl

Vice Chairman

John Amos Paul W. Brubaker Hugh G. Courtney

Ronald E. Frisbie John C. Long James W. Morozzi Steven B. Silverman W. Garth Sprecher Richard G. Weidner